Exhibit 10.2

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (II) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS IN WHICH DECISIONOPINT SYSTEMS, INC. HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE.

15% SENIOR SUBORDINATED SECURED PROMISSORY NOTE

$_____________--

Issue Date: As of December 17, 2009	Note No.: DSI-1

FOR VALUE RECEIVED, DECISIONPOINT SYSTEMS, INC. (the “Company”) hereby promises to pay to the order of _______________________. or its successors, assigns and legal representatives (the “Holder”), at 15 Valley Drive, Greenwich, Connecticut 06851, or at such other location as the Holder may designate from time to time, the aggregate principal sum of _________________________________, in lawful money of the United States of America, together with interest thereon at a rate of fifteen (15%) percent per annum (the “Interest Rate”).  Capitalized terms used in this Note (this “Note”), unless indicated otherwise, have the respective meanings assigned to them in the Purchase Agreement (as defined below).

1. Note Issuance.  This Note and other similar notes (collectively, the “Notes”) were issued pursuant to a Securities Purchase Agreement, dated of even date, by and among the Company, the Holder, other holders of Notes and the other signatories thereto (the “Purchase Agreement”).  The Holder is entitled to all of the rights provided in the Purchase Agreement and the other Transaction Documents (as defined below), as if such provisions were expressly incorporated within.  The date this or any other Note is issued is defined as the “Issuance Date.”

2. Maturity.

(a) Unless prepaid by the Company pursuant to and in accordance with Section 3 hereof, this Note shall mature on May 31, 2011 (the “Base Period Maturity Date”).  On the Base Period Maturity Date, unless otherwise prepaid in accordance with the provisions hereof, one hundred fourteen percent (114%) of the then outstanding principal balance (the “Base Period Applicable Accrued Value”) and any accrued and unpaid interest due and owing on the Note shall be immediately paid by the Company to the Purchaser.  Notwithstanding anything to the contrary provided herein or elsewhere, the Company shall pay, beginning on March 31, 2010, partial monthly amortization payments of $50,000, which will reduce the outstanding principal amount of the Note by $46,728 and continue making payments of principal pursuant to and in accordance with Schedule A (which Schedule A shall also breakout for each Purchaser all amortization and interest payments to be paid to each Purchaser), attached hereto and made a part hereof (the amounts payable hereunder being the “Applicable Accrued Value”).

(b) So long as no Event of Default (as hereinafter defined) has occurred and is continuing and no event has occurred which with the giving of notice or the passage of time or both would constitute an Event of Default, the Company shall have the option to extend the maturity of this Note until November 30, 2011 (the “Extended Period Maturity Date”) by providing written notice to the Holder at least thirty (30) days prior to the Base Period Maturity Date.  On the Extended Period Maturity Date, unless otherwise prepaid pursuant to and in accordance with the provisions hereof, one hundred fourteen percent (114%) of the outstanding principal balance (the “Extended Period Applicable Accrued Value”) and any accrued and unpaid interest due and owing on the Note shall be immediately paid by the Company to the Purchasers.  If this Note is extended pursuant to this Section 2(b), notwithstanding anything to the contrary provided herein or elsewhere, the Company shall increase its then applicable monthly amortization payments, beginning on March 31, 2011, by paying partial monthly amortization payments of $125,000, which will reduce the outstanding principal amount of the Note by $109,649 and continue making payments of principal pursuant to and in accordance with Schedule B (which Schedule B shall also breakout for each Purchaser all amortization and interest payments being paid to each Purchaser), attached hereto and made a part hereof.

3. Calculation and Payment of Interest.

(a) This Note shall bear interest (“Interest”) at a rate equal to fifteen (15%) percent (the “Interest Rate”) per annum on a 360-day year basis.  Interest shall be payable monthly in arrears commencing on December 31, 2009, and continuing on the last day of each succeeding month on all outstanding principal until all amounts owed under the Note shall be fully repaid and shall be payable in full on the earlier of (i) the Base Period Maturity Date or the Extended Period Maturity Date, as the case may be, and (ii) the Prepayment Date (as defined in Section 4 hereof, as the case may be); provided, however, that notwithstanding anything to the contrary provided herein or elsewhere any interest accruing on overdue amounts pursuant to Section 3(b) hereof shall be payable on demand.  Interest shall be calculated on a simple interest basis and shall accrue monthly and be payable monthly, in arrears.

(b) The Company agrees that upon the occurrence and during the continuation of an Event of Default, whether or not the Holder has accelerated payment of this Note, or after judgment has been rendered on this Note or after the Base Period Maturity Date or Extended Period Maturity Date, as the case may be, the unpaid principal of all advances shall bear interest on all amounts which are not paid or reimbursed to the Holder at an annual rate equal to nineteen and one-half percent (19.5%) and Holder shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in the collection of the amount of non-payment on the Note or any accrued but unpaid interest thereon.

(c) All payments to be made by the Company hereunder or pursuant to the Note shall be made, without setoff or counterclaim, in lawful money of the United States and in immediately available funds.

4. Prepayment.

(a) Voluntary Prepayment.  All or any portion of the Note  may be prepaid by the Company on or after the tenth (10th) business day (the “Prepayment Date”) following receipt by Holder of written notification from the Company of the Company’s intent to prepay the Note.  All prepayments of principal made during the Initial 12 Month Note Period (as defined below), will be repaid at the Initial 12 Month Period Prepayment Amount (as defined).  All prepayments of principal made during the Second 12 Month Note Period (as defined below) will be repaid at the Second 12 Month Period Prepayment Amount (as defined below).

(b) Mandatory Prepayment.

(i) Upon a “Change in Control” (as hereinafter defined) or in the event that the Company consummates an “Asset Disposition” (as hereinafter defined) all obligations (including principal and interest together with costs and expenses, including, without limitation, reasonable fees, charges and disbursements of counsel) shall become immediately due and payable in preference to all other claim holders of the Company (except claims by the Senior Bank pursuant to the Senior Credit Agreement) in an amount equal to, if any such event occurs (i) on or prior to the date twelve (12) months from the Issuance Date (the “Initial 12 Month Note Period”), one hundred seven percent (107%) of the then outstanding principal balance of this Note, plus all accrued but unpaid interest thereon (the “Initial 12 Month Period Prepayment Amount”), or (ii) on the date commencing on the date following the Initial 12 Month Note Period (the “Second 12 Month Note Period”), one hundred fourteen percent (114%) of the then outstanding principal balance of this Note, plus all accrued but unpaid interest (the “Second 12 Month Period Prepayment Amount”).  The Company shall give written notice to the Holder of any Asset Disposition and/or Change in Control at least ten (10) and not more than sixty (60) Business Days prior to the consummation of same.  Nothing contained in this Section 4 shall be deemed consent by the Holder to the consummation of any Asset Disposition and/or Change of Control.

(ii) For purposes hereof the following terms shall have the following meaning:

“Asset Disposition” shall mean the merger, acquisition, sale, lease, assignment or other transfer for value (each a “Disposition”) by the Company or any Subsidiary to any person of all or substantially all of the assets of the Company.

“Change in Control” means either (i) the current equity owners of the Company cease to own a majority of the outstanding equity of the Company, or a majority of the voting control of the Company; or (ii) the current Board of Directors is changed so that a majority of current directors are no longer Directors.

(c) Prepayments Generally.

(i) The Company shall give written notice to the Holder of the amount and date of any voluntary prepayment of this Note not less than ten (10) business days prior to the date of such prepayment.  Upon notice of prepayment being given by the Company, the Company covenants and agrees that it will pay the prepayment amount set forth in such notice, on the date fixed for prepayment in such notice, together with interest accrued and unpaid thereon to the date fixed for such prepayment and together with any applicable costs and expenses.  The principal amount to be prepaid will be the Initial 12 Month Period Prepayment Amount or the Second 12 Month Period Prepayment Amount (as the case may be) on any such prepayment.

(ii) Voluntary and Mandatory prepayments of this Note shall all be subject to payment of the Initial 12 Month Period Prepayment or the Second 12 Month Period Prepayment Amount, as the case may be.

5. Negative Covenants.  Other than as expressly provided in the Purchase Agreement, the Company agrees that, so long as any amount payable under this Note remains unpaid (including, but not limited to, principal and/or accrued but unpaid interest), it will not, and will cause its Subsidiaries not to, directly and/or indirectly without the prior written consent of the Holder:

(a) other than (i) existing obligations to Silicon Valley Bank (the “Senior Bank”), pursuant to the Loan and Security Agreement, as amended, pursuant to the Amendment to the Loan and Security Agreement, dated March 19, 2009 between the Senior Bank, the Company and the other parties thereto (collectively, the “Senior Credit Agreement”), and (ii) obligation set forth in the Transaction Documents, create, incur, guarantee, issue, assume or in any manner become liable in respect of, any obligation: (i) for borrowed money, other than trade payables incurred in the ordinary course of business; (ii) evidenced by bonds, debentures, notes, or other similar instruments; (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of trade payables arising in the ordinary course of business consistent with past practices; (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices; (v) as lessee under capitalized leases other than capitalized leases with, in the aggregate, payments less than $50,000 entered into in the ordinary course of business; (vi) secured by a Lien (as defined below) on any asset of the Company whether or not such obligation is assumed by the Company; and (vii) of any other person or entity;

(b) other than (i) expressly permitted by the Senior Credit Agreement and/or (ii) the Transaction Documents, to create, incur, assume or suffer to exist any lien, claim, pledge, charge, security interest or encumbrance of any kind (the “Liens”) on any asset of the Company, or

(c) declare, pay, make and/or increase (i) any dividend, interest, distribution and/or other payment on any securities of the Company (other than the Notes and indebtedness under the Senior Credit Agreement); and/or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any securities of the Company (other than the Notes and indebtedness represented by the Senior Credit Agreement).

(d) increase the Company’s aggregate payroll, including, but not limited to, consulting fees, bonuses and/or payments of any kind from the Company’s aggregate payroll (the “Payroll”) as of September 30, 2009 by more than twenty (20%) percent in any fiscal year from the prior year’s Payroll.

(e) the Company shall not enter into any transaction or series of transactions, whether or not in the ordinary course of business with any Affiliate other than with Cape Systems, Inc. (‘Cape”) and iTEK Services, Inc. (“iTEK”), which such transactions with Cape and iTEK shall be (i) disclosed in detail to the Purchasers, including, but not limited to, all terms of the transaction, and (ii) on terms and conditions at least as favorable to the Company in a comparable arms-length transaction with a person other than an Affiliate.

(f) except for any financing (i) in which Lane Capital, Inc. raises capital for the Company, and/or (ii) raised to effectuate the acquisition of an entity in the same industry as the Company with revenues in excess of $30,000,000 for its last fiscal year, dilute the equity ownership of the Purchasers in the Company.

(g) repay any accrued but unpaid salaries, consulting fees and/or other payments owed by the Company and/or any Subsidiary to employees of the Company and/or its Subsidiaries and/or any other person.

(h) effectuate any sales and/or transfers of any of its assets and/or create any new subsidiaries; and

(i) issue any securities to Affiliates; and

(j) take or do any actions prohibited by the Purchase Agreement and/or any of the other Transaction Documents.

6. Affirmative Covenants.  The Company agrees that so long as any amounts payable under their Notes remains unpaid, the Company shall and shall cause its subsidiaries to:

(a) Promptly pay and discharge all taxes, assessments and governmental charges or levies imposed upon its income and profits., or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith, by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested.

(b) Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company.

(c) At all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business.

(d) At all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP.  Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents.

(e) Pay all taxes imposed upon them or any of their properties or assets or with respect to any of their franchises, businesses, income or property before any penalty accrues thereon.

(f) Maintain or cause to be maintained with financially sound and reputable insurers (rated A+ or better by Best Rating Guide), public liability, worker’s compensation, respect to their businesses and properties against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to the Purchaser.  The Company shall cause the Purchasers to be named as “lender’s loss payee” on all insurance policies relating to any Collateral (as defined in the Security Agreement) and as “additional insured” under all liability policies, in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to the Purchasers, collaterally assign to the Purchasers as security for the payment of the obligations under the Notes all business interruption insurance of the Company.  Except for insurance payments needed to replace equipment so the Company can perform its historic business in the ordinary course, and provided there is no default and/or any event of default in any Transaction Documents, the Company shall apply any proceeds received from any policies of insurance relating to collateral to the obligations under the Notes;

(g) Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which the Company is not doing business of may hereafter be doing business; and

(h) Provide to each Purchaser (as defined in the Purchaser Agreement), all financial and other information and data that the Company provides to Silicon Valley Bank (“SVB”), at the same time and in the same manner that it provides such information to SVB.

7. Security; Guaranties.

Subject and subordinated only to Liens securing the Company’s obligations to the Senior Bank pursuant to the Senior Credit Agreement, the indebtedness evidenced by this and other Notes and the obligations created hereby and thereby are (i) secured, pursuant to a Security Agreement in favor of the Holder and other holders of Notes by a senior first priority lien on the Company’s assets, pursuant to and in accordance with the Security Agreement by the Company and its Subsidiaries (as defined in the Purchase Agreement),in favor of the holders of the Notes (the “Security Agreement”), and (ii) guaranteed by a Guaranty Agreement by the  Subsidiaries (the “Guaranty Agreement”).  The Company represents and covenants that such grant of security interest and guaranties are, and shall remain while any indebtedness  under any of the Notes is outstanding (including, but not limited to principal and accrued but unpaid interest thereon), senior in right to all other security interests and guaranties, of the Company with regard to  all Company assets and is not and shall not be subordinated to any other security interest or guaranty of any other party, except for obligations to the Senior Bank, pursuant to the Senior Credit Agreement.

8. Events of Default.  Each of the following shall constitute an “Event of Default” hereunder:

(a) The Company shall fail to pay, any payments related to the Notes including, but not limited to, any principal amount of this Note, accrued interest thereon,  any amortization payment the Base Period Applicable Accrued Value or the Extended Period Applicable Accrued Value (as the case may be), whether at the Base Period Maturity Date or Extended Period Maturity Date (as the case may be), upon acceleration or otherwise, or, if the Notes are prepaid pursuant to Section 4 hereof or otherwise, the Initial 12 Month Period Prepayment Amount or the Second 12 Month Period Prepayment Amount, as the case may be;

(b) The Company shall fail to pay any other amount under this Note when due and payable (whether at the maturity date therefor, upon acceleration or otherwise);

(c) There shall have occurred and be continuing without cure for a period of five (5) business days a breach by the Company of any provision of this Note, the Security Agreement, the Warrant, the Guaranty, the Registration Rights Agreement, the Purchase Agreement and all other documents executed in connection herewith and therewith (collectively, the “Transaction Documents”);

(d) any representation or warranty made by the Company in the Transaction Documents shall have been untrue or misleading in any material respect when made;

(e) except as otherwise may be addressed in this Section 8 or elsewhere, any covenant, agreement or obligation of the Company in any Transaction Document shall cease to be enforceable, or shall be determined by a court of competent jurisdiction to be unenforceable in any material respect and such unenforceability is not cured within five (5) Business Days after notice;

(f) The Company shall sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or the Company shall adopt a plan of liquidation or dissolution or agree to do any of the foregoing;

(g) The Company shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with or without the consent of the Company; or the Company is generally not paying its debts as they become due by means of available assets, or has made a general assignment for the benefit of creditors; or the Company files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within ninety (90) days after the commencement of any proceeding against the Company seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of the Company or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or otherwise or if, within ninety (90) days after the expiration of any such stay, such order or appointment shall not have been vacated (collectively, “Insolvency Events”);

(h) Any Insolvency Event shall have occurred with respect to any Subsidiary;

(i) If the Company’s Days Sales Outstanding (as defined below) for any quarter (as determined as of the last day of any such quarter and based upon the consolidated financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q for the applicable quarter), is 80 days or greater (“Days Sales Outstanding”). For purposes of this Section 8(i), “Days Sales Outstanding” shall equal for any quarter being calculated, the quotient of (i) the Company’s consolidated accounts’ receivable (net of allowance for written-off receivables), divided by (ii) the quotient of (a) the Company’s consolidated revenues for the last three months, divided by (b) 90; provided, however, if there is a default of this Section 8(i), the Company shall have 30 days to cure such default.  All quarterly calculations of Days Sales Outstanding must be provided to the Purchasers in a certificate signed by the CEO and CFO of the Company and set forth in detail such calculations.  Such certificate must be approved in writing by the Agent (as defined in the Security Agreement of even date herewith).

Upon the occurrence of any Event of Default and during its continuation as provided hereunder, the Holder may, at its option, declare all amounts due hereunder to be due and payable immediately and, upon any such declaration, the same shall become and be immediately due and payable.  If an Insolvency Event occurs with respect to the Company or any Subsidiary, then all amounts due hereunder, which amounts shall include the Base Period Applicable Accrued Value or Extended Period Applicable Accrued Value (as the case may be) shall become immediately due and payable without any declaration or other act on the part of the Holder.  Upon the occurrence of any Event of Default and during its continuation as provided hereunder, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity.  If an Event of Default occurs and during its continuation as provided hereunder, the Company shall pay to the Holder the reasonable attorneys’ fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder’s rights and remedies hereunder.

9. Waiver of Presentment, Demand and Dishonor.  The Company hereby waives presentment for payment, protest, demand, notice of protest, notice of non-payment and diligence with respect to this Note, and waives and renounces all rights to the benefit of any statute of limitations or any moratorium, appraisement, exemption or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

No failure on the part of the Holder hereof to exercise any right or remedy hereunder with respect to the Company, whether before or after the happening of an Event of Default, shall constitute a waiver of any future Event of Default or of any other Event of Default.  No failure to accelerate the debt of the Company evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter; nor shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right the Holder may have, whether by the laws of the state governing this Note, by agreement or otherwise; and the Company hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

10. Enforcement Costs.  In the case of any Event of Default under this Note, the Company shall pay to Holder such reasonable amounts as shall be sufficient to cover the cost and expense of such Holder due to such Event of Default, including all reasonable attorneys fees and expenses and all reasonable costs of collection and enforcement.

11. Amendment; Waiver.  Any term of this Note may be amended or waived only upon the written consent of the Company and the consent of the Holder.  No such waiver or consent on any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

12. Transfers.  The Holder shall have the right to transfer this Note or any interest herein in any transaction meeting the requirements of applicable securities laws.

13. Binding Effect, Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the inpersonam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

Each of the Company and, by its acceptance of this Note, the Holder irrevocably submits to the exclusive jurisdiction of any state or federal court located in the State of Connecticut for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby.  Each of the Company and, by its acceptance of this Note, the Holder irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each of the Company and, by its acceptance of this Note, the Holder irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

14. Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company or the Holder at the address below or at such address as either party hereto may designate by ten (10) days’ advance written notice to the other party hereto.

If to the Company:

Decisionpoint Systems, Inc.
19655 Descartes
Foothill Ranch, CA  62910-26090
Attention:                      Nicholas R. Toms

With a copy, which will not constitute notice to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attention: Gregory Sichenzia

If to the Holder:

c/o Genesis Merchant Partners, LP
15 Valley Drive
Greenwich, Connecticut  06831

With a copy which will not constitute notice, to:

Gusrae, Kaplan, Bruno & Nusbaum PLLC
120 Wall Street – 11th Floor
New York, New York 10005
Attention:  Lawrence G. Nusbaum

[SIGNATURE PAGE TO FOLLOW]

 [SIGNATURE PAGE DECISIONPOINT SYSTEMS, INC.
SECURED PROMISSORY NOTE]

ATTEST: ________________________ Name:	DECISIONPOINT SYSTEMS, INC. By: ________________________ Name: Title:

Dated:  As of December ____, 2009